      As filed with the Securities and Exchange Commission on June 22, 1999
                                                      Registration No. 333-05277

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                               OHIO EDISON COMPANY
             (Exact name of Registrant as specified in its charter)



                            OHIO                                                  34-0437786
(State or other jurisdiction of incorporation or organization)      (I.R.S. Employer Identification No.)



                     76 SOUTH MAIN STREET, AKRON, OHIO 44308
                    (Address of principal executive offices)

        Registrant's Telephone Number Including Area Code: (330) 384-5100

                        N.C. ASHCOM, CORPORATE SECRETARY
                              76 SOUTH MAIN STREET
                                AKRON, OHIO 44308
                                 (330) 384-5504
            (Name, address and telephone number of agent for service)

        The Commission is requested to send copies of all orders, notices and communications to:

       JOHN H. BYINGTON, JR.                          VINCENT PAGANO, JR.
WINTHROP, STIMSON, PUTNAM & ROBERTS               SIMPSON THACHER & BARTLETT
      ONE BATTERY PARK PLAZA                         425 LEXINGTON AVENUE
      NEW YORK, NY 10004-1490                       NEW YORK, NY 10017-3954
     TELEPHONE: (212) 858-1000                     TELEPHONE: (212) 455-2000
     TELECOPY: (212) 858-1500                      TELECOPY: (212) 455-2502

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                                       CALCULATION OF REGISTRATION FEE
=========================================================================================================================
                                                                          Proposed          Proposed
                                                                           maximum          maximum          Amount of
              Title of each class of                   Amount being    offering price      aggregate       registration
            securities being registered                 registered        per unit     offering price(1)        fee
-------------------------------------------------------------------------------------------------------------------------
Mortgage Bonds...................................      $50,000,000          100%          $50,000,000           (2)
=========================================================================================================================

(1) Estimated solely for the purpose of calculating registration fee.

(2) Pursuant to Rule 429 under the Securities Act of 1933, the combined prospectus filed as part of this Post-Effective Amendment No. 1 to the Registration Statement also relates to $115,000,000 aggregate principal amount of unsold first mortgage bonds and preferred stock of the Registrant previously registered on Registration Statement No. 33-49413 and $185,000,000 aggregate principal amount of unsold first mortgage bonds and preferred stock of the Registrant previously registered on Registration Statement No. 33-51139. The Registrant previously paid a filing fee of $35,938 with respect to the unsold securities registered on Registration Statement No. 33-49413 and $63,794 with respect to the unsold securities registered on Registration Statement No. 33-51139. In addition, the Registrant also previously paid a filing fee of $17,242 with respect to the mortgage bonds registered on this Registration Statement. Accordingly, no further fee is required to be paid.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                   SUBJECT TO COMPLETION, DATED JUNE 22, 1999
PROSPECTUS


                                  $350,000,000


                               OHIO EDISON COMPANY

                                 MORTGAGE BONDS







         We will provide the specific terms of a particular series of mortgage bonds, the aggregate amount to be offered and how they will be offered in prospectus supplements to this prospectus. You should read this prospectus and any accompanying prospectus supplement before you invest.





         The Securities and Exchange Commission and state securities commission have not approved these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.






June __, 1999

[red herring language appears here to be inserted on left hand side legend]

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

Ohio Edison Company.......................................................   3
About This Prospectus.....................................................   3
Where You Can Find More Information.......................................   3
Ratio of Earnings to Fixed Charges........................................   4
Use of Proceeds...........................................................   4
Description of the Mortgage Bonds.........................................   4
Book Entry Securities.....................................................  19
Legal Opinions............................................................  20
Experts...................................................................  20
Plan of Distribution......................................................  21

                               OHIO EDISON COMPANY

         Ohio Edison was organized under the laws of the State of Ohio in 1930 and owns property and does business as an electric public utility in that state. We became a wholly owned subsidiary of FirstEnergy Corp. on November 8, 1997. We also have ownership interests in certain generating facilities located in the Commonwealth of Pennsylvania. Our principal executive offices are located at 76 South Main Street, Akron, Ohio 44308, telephone number 1-800-736-3402.

         We furnish electric service to communities in a 7,500 square mile area of central and northeastern Ohio. We also provide transmission services and electric energy for resale to certain municipalities in our service area and transmission services to certain rural cooperatives. We also engage in the sale, purchase and interchange of electric energy with other electric companies. The area we serve has a population of approximately 2,474,000.

         We own all of the outstanding common stock of Pennsylvania Power Company, a Pennsylvania corporation, which furnishes electric service to communities in a 1,500 square mile area of western Pennsylvania. Pennsylvania Power also provides transmission services and electric energy for resale to certain municipalities in Pennsylvania. The area served by Pennsylvania Power has a population of approximately 377,000.

         Sources for generation of Ohio Edison and Pennsylvania Power during the twelve months ended March 31, 1999 were 78.4% coal and 21.6% nuclear.


                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the SEC using the shelf registration process. Under this process, we may offer and sell mortgage bonds described in this prospectus from time to time in one or more offerings up to a total offering price of $350,000,000. This prospectus provides you with a general description of the mortgage bonds we may offer. Each time we sell a series of mortgage bonds, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" below.


                       WHERE YOU CAN FIND MORE INFORMATION

         We are required by the Securities Exchange Act of 1934 to file annual, quarterly and special reports and other information with the SEC. These reports and other information can be inspected and copied at the SEC's public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 or by written request addressed to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also read and copy these SEC filings by visiting the SEC's website at http://www.sec.gov.

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the mortgage bonds offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information, you should refer to the registration statement.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The information included in this prospectus is not complete, and should be read together with the information incorporated by reference. We incorporate by reference the documents listed below and our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we or any underwriters sell all of the mortgage bonds offered by this prospectus:

         - Ohio Edison's Annual Report on Form 10-K for the year ended December 31, 1998.

         - Ohio Edison's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

         You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

         Ohio Edison Company
         76 South Main Street
         Akron, Ohio  44308
         Attention:  Corporate Secretary
         Telephone: (330) 384-5504

         You should rely only on the information incorporated by reference or provided in this prospectus or any accompanying prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.


                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                             TWELVE MONTHS
                                          YEAR ENDED DECEMBER 31,           ENDED MARCH 31,
                                      ------------------------------------  ---------------
                                      1994     1995   1996    1997    1998       1999
                                      ------ ------- ------- ------- -----  ---------------
Ratio of Earnings to Fixed
   Charges(1)....................     2.24     2.32   2.38    2.29    2.39       2.50


(1) "Earnings" for purposes of these calculations have been computed by adding to "income before extraordinary items" all taxes based on income or profits, total interest charges and the estimated interest element of rentals charged to income. "Fixed charges" include total interest charges, the estimated interest element of rentals and subsidiaries' preferred stock dividend requirements, determined on a "pre-income tax" basis (computed, where applicable, at the effective income tax rates for the applicable periods). These ratios exclude fixed charges applicable to the guarantee of the debt of a coal supplier aggregating $7,424,000, $6,315,000, $5,093,000, $3,828,000, $2,209,000 and $2,204,000 for each of the five years in the period ended December 31, 1998 and the twelve months ended March 31, 1999, respectively.


                                 USE OF PROCEEDS

         Unless otherwise set forth in a prospectus supplement, we will use the proceeds from the sale of the mortgage bonds for general corporate purposes. Pending application of the proceeds, we may make short-term cash investments.


                        DESCRIPTION OF THE MORTGAGE BONDS

GENERAL

         We will issue mortgage bonds under our General Mortgage Indenture and Deed of Trust, dated as of January 1, 1998, as supplemented and amended, with The Bank of New York, as new mortgage trustee. The new mortgage trustee will act as indenture trustee for purposes of the Trust Indenture Act of 1939. We refer to this General Mortgage Indenture and Deed of Trust, as supplemented and amended, as the "new mortgage." The information we are providing you in this prospectus concerning the mortgage bonds and the new mortgage is only a summary and does not purport to be complete. You should consult the mortgage bonds themselves and the detailed provisions of the new mortgage and the first mortgage for more information. We have filed these documents and a form of supplemental indenture containing a form of mortgage bond as exhibits to the registration statement that contains this prospectus. We have included in this description references to articles and section numbers of the new mortgage and the first mortgage so that you can easily locate provisions that may be important to you. Our first mortgage is described below under "--Security." You should read these provisions in the new mortgage and the first mortgage carefully because they are incorporated by reference as a part of the statements we made in this prospectus and these statements are qualified in their entirety by these references.

         We may issue additional bonds under the new mortgage on the basis of pledged bonds, property additions, retired bonds and cash. Please refer to "--Issuance of Additional Mortgage Bonds" below. We will refer all bonds issued under the new mortgage, including those already issued and those to be issued, as mortgage bonds.

         The prospectus supplement relating to any particular series of mortgage bonds will set forth the following terms:

         -    the title or series designation of the series;

         -    any limit on the aggregate principal amount of the series;

         - the date or dates on which we will pay principal on the series or any tranche of the series;

         - the rate or rates at which the series, or any tranche of the series, will bear interest, if any, the date or dates from which interest will accrue, the dates on which interest will be payable and the regular record dates for the interest payable on any interest payment dates;

         -    the basis on which the series will be issued;

         - any terms and conditions upon which we may optionally redeem the series, in whole or in part;

         - any terms and conditions upon which we will be obligated to redeem or purchase the series pursuant to any sinking fund or similar provisions or at the option of the holder;

         - the denominations in which the series, or any tranche of the series, will be issuable, if other than denominations of $1,000 or integral multiples of $1,000;

         - whether the series will be originally issued in book-entry-only form as discussed below under "Book Entry Securities"; and

         - any other terms of the series not inconsistent with the provisions of the new mortgage.

         While the new mortgage contains provisions for the maintenance of the mortgaged property, it does not contain any provisions for a maintenance or sinking fund and there will be no provisions for any maintenance and sinking funds for the mortgage bonds of any series unless we provide for one in a supplemental indenture.

FORM AND EXCHANGE

         We will issue mortgage bonds of each series only in definitive form as registered bonds without coupons. Mortgage bonds of a particular series will be exchangeable for a like aggregate principal amount of mortgage bonds of the same series of other authorized denominations and will be transferable at our office in New York, New York, without service charge other than for any taxes or other governmental charge imposed in connection with any of these exchanges or transfers. See "--Transfer or Exchange."

REDEMPTION OF THE MORTGAGE BONDS

         We will set forth any terms for optional or mandatory redemption or purchase of mortgage bonds of any series in the applicable prospectus supplement. Unless otherwise stated in the applicable prospectus supplement, we must provide notice of our intention to optionally redeem any mortgage bonds by mail not less than 30 days nor more than 180 days before the redemption date. If less than all the mortgage bonds of a series, or any tranche of that series, are to be redeemed, either the terms of that series will provide a method by which the particular series or tranche of that series will be redeemed, or the bond registrar will use a method that it deems fair and appropriate. (Sections 5.03 and 5.04 of New Mortgage.)

         Our notice of optional redemption may condition that redemption on receipt by the new mortgage trustee or paying agent, on or before the redemption date, of sufficient monies to pay the principal of, and any premium and interest on, the particular series of mortgage bonds to be redeemed. If that money has not been so received, the redemption notice will be of no force and effect and we will not be required to redeem that series of mortgage bonds. (Section 5.04 of New Mortgage.)

SECURITY

         General. Except as discussed below, any mortgage bonds we may issue under this prospectus and all mortgage bonds of all series currently outstanding and issued by us in the future under the new mortgage will be secured primarily by:

         - first mortgage bonds issued under our Indenture dated August 1, 1930, which we refer to in this prospectus as our first mortgage, to The Bank of New York, as successor first mortgage trustee to Bankers Trust Company, and delivered to the new mortgage trustee under the new mortgage, which first mortgage bonds will be secured, equally and ratably with all other first mortgage bonds issued under the first mortgage, by a valid first lien on substantially all of our physical property and franchises, subject only to excepted encumbrances as defined in the first mortgage (Article I, Section 2 of First Mortgage); and

         - the lien of the new mortgage on our properties used or to be used in or in connection with the generation, production, transmission or distribution of electric energy, which lien is junior to the lien of the first mortgage.

         The first mortgage permits us, with certain limitations, to acquire property subject to prior liens and, under certain conditions, to issue additional indebtedness under these prior liens to the extent of 60% of net property additions made by us to the property subject to these prior liens.

         As discussed below under "--Pledged Bonds," following a merger or consolidation of another corporation with or into us, we may deliver bonds issued under an existing mortgage on the other corporation's properties to the new mortgage trustee in lieu of or in addition to bonds issued under our first mortgage. In this event, the mortgage bonds would be secured, additionally, by these bonds and by the lien of the new mortgage on the properties of this other corporation, which lien would be junior to the liens of both the other corporation's existing mortgage and our first mortgage. We will refer to the first mortgage and all these other mortgages collectively as "Class A mortgages," and we will refer to all bonds issued under these Class A mortgages and delivered to the new mortgage trustee collectively as the "pledged bonds." If and when no Class A mortgages are in effect, the new mortgage will constitute a first mortgage lien on our properties used or to be used in or in connection with the generation, production, transmission or distribution of electric energy.

         Pledged Bonds. The pledged bonds will be issued and delivered to, and registered in the name of, the new mortgage trustee or its nominee and will be owned and held by the new mortgage trustee, subject to the provisions of the new mortgage, for the benefit of the holders of all mortgage bonds outstanding from time to time. We will have no interest in these pledged bonds. Unless the terms of any mortgage bonds set forth otherwise, pledged bonds issued as the basis for the issuance, authentication and delivery of mortgage bonds will:

         - mature on the same dates, and in the same principal amounts, as the mortgage bonds that are to be so issued, and

         - contain, in addition to any mandatory redemption provisions applicable to all pledged bonds outstanding under the related Class A mortgage, the same provisions for mandatory redemption or for redemption at the option of the holder as the mortgage bonds for which they are issued.

Pledged bonds issued as the basis for authentication and delivery of a series or tranche of mortgage bonds may, but need not:

         - bear interest, and any interest will be payable at the same times as interest on the mortgage bonds of the series or tranche, and

         - contain provisions for the redemption of that series or tranche of mortgage bonds at our option and any redemption will be made at a redemption price not less than the principal amount of these pledged bonds. (Sections 4.02 and 7.01 of New Mortgage.)

         The new mortgage trustee will apply any of our payments of principal of or premium or interest on the pledged bonds held by the new mortgage trustee to the payment of any principal, premium or interest, as the case may be, in respect of the mortgage bonds which is then due. Our obligation under the new mortgage to make any of these payments on the mortgage bonds then, will be deemed satisfied and discharged to the extent of the application of those payments. If there is no principal then due in respect to the mortgage bonds at the time any payment of principal of pledged bonds is made, the proceeds of that payment will be deemed to constitute funded cash and will be held by the new mortgage trustee as part of the mortgaged property, to be withdrawn, used or applied as provided in the new mortgage. If there is no premium or interest, as the case may be, then due in respect of the mortgage bonds at the time any payment of premium or interest on pledged bonds is made, the proceeds of that payment will be remitted to us at our request. Any of our payments of principal of or premium or interest on mortgage bonds authenticated and delivered on the basis of the deposit with the new mortgage trustee of pledged bonds, other than by application of the proceeds in respect of these pledged bonds, will, to the extent of the payment, be deemed to satisfy and discharge our obligation, if any, to make a payment of principal, premium or interest, as the case may be, in respect of these pledged bonds which is then due. (Section 7.02 of New Mortgage; and see "--Withdrawal of Cash" below.)

         For purposes of the new mortgage,

         - "mortgaged property" means all property which at that particular time is subject, or is intended by the terms of the new mortgage to be subject, to the lien of the new mortgage and

         -    "funded cash" means generally

              - cash held by the new mortgage trustee to the extent that it represents the proceeds of insurance on, or cash deposited in connection with the release of property, or proceeds of the release of obligations secured by a purchase money mortgage which obligation has been delivered to the new mortgage trustee for the release of mortgaged property as described under "--Release of Property" and used as a credit in any application for the release of property under the new mortgage, or the proceeds of payment to the new mortgage trustee on account of the principal of obligations secured by a purchase money mortgage which obligations have been delivered to it according to the release of mortgaged property as described under "--Release of Property,"

              - cash deposited with the new mortgage trustee for the issuance of additional mortgage bonds as described under "--Issuance of Additional Mortgage Bonds" and

              - cash received by the new mortgage trustee from the payment of the principal of pledged bonds.

         The new mortgage trustee may not sell, assign or otherwise transfer any pledged bonds except to a successor trustee under the new mortgage. (Section
7.04 of New Mortgage.) At the time any mortgage bonds issued upon the basis of pledged bonds cease to be outstanding other than as a result of the application of the proceeds of the payment or redemption of these pledged bonds, the new mortgage trustee will surrender to or upon our order an equal principal amount of these pledged bonds having the same stated maturity and mandatory redemption provisions as those mortgage bonds. (Section 7.03 of New Mortgage.)

         At the date of this prospectus, the only Class A mortgage is our first mortgage and the only pledged bonds issuable at this time are first mortgage bonds issuable under the first mortgage. In the event we merge or consolidate with or into another company, the new mortgage allows us to designate an existing mortgage constituting a lien on properties of this other company prior to the lien of the new mortgage as an additional Class A mortgage. Bonds subsequently issued under this additional mortgage would be pledged bonds and could provide the basis for the issuance, authentication and delivery of mortgage bonds under the new mortgage. (Section 7.06 of New Mortgage.) When no pledged bonds are outstanding under a Class A mortgage except for pledged bonds held by the new mortgage trustee, then, at our request and subject to satisfaction of some conditions set forth in the new mortgage:

         - the new mortgage trustee will surrender these pledged bonds for cancellation,

         -    the related Class A mortgage will be satisfied and discharged,

         - the lien of that Class A mortgage on our property will cease to exist, and

         - the priority of the lien of the new mortgage will be increased. (Section 7.07 of New Mortgage.)

         The new mortgage provides that, so long as any mortgage bonds are outstanding, we will not issue any additional bonds under any Class A mortgage except:

         - to replace mutilated, destroyed, lost or stolen bonds issued under that Class A mortgage, or

         - pledged bonds issued to the new mortgage trustee as the basis for the authentication and delivery of mortgage bonds.

We may currently issue first mortgage bonds under the first mortgage on the basis of property additions, retirements of bonds previously issued under the first mortgage and cash deposited with the first mortgage trustee. As of March 31, 1999, $1,676,854,974 of first mortgage bonds (other than pledged bonds) were outstanding.

         Lien of the New Mortgage. Our properties used or to be used in or in connection with the generation, production, transmission or distribution of electric energy are subject to the lien of the new mortgage. Substantially all of these properties, while subject to the lien of the new mortgage, will be also subject to the prior lien of the first mortgage. The mortgage bonds will have the benefit of the prior lien of the first mortgage on these properties, and the benefit of the prior lien of any additional Class A mortgage on any property subject to the additional Class A mortgage, to the extent of the aggregate principal amount of pledged bonds, issued under the respective Class A mortgages, held by the new mortgage trustee.

         The lien of the new mortgage is subject to "permitted liens" which include:

         - tax liens and other governmental charges which are not delinquent and which are being contested, construction and materialmen's liens,

         - some judgment liens, easements, reservations and rights of others, including governmental entities, in, and defects of title in, some of our property,

         -    some leasehold interests,

         - liens on our pollution control and sewage and solid waste facilities, and

         -    some other liens and encumbrances. (Section 1.01 of New Mortgage.)

         There are excepted from the lien of the new mortgage, among other things:

         - cash and securities not paid to, deposited with or held by the new mortgage trustee under the new mortgage;

         - contracts, leases and other agreements of all kinds, contract rights, bills, notes and other instruments, accounts receivable, claims, certain intellectual property rights and other general intangibles;

         -    permits, licenses and franchises;

         - automobiles, other vehicles, movable equipment, aircraft and vessels;

         - all goods, wares and merchandise held for sale or lease in the ordinary course of business or for use by us or for our benefit;

         - fuel, materials, supplies and other personal property consumable in the operations of our business;

         -    computers, machinery, and equipment;

         - coal, ore, gas, oil, minerals and timber mined or extracted from the land;

         - electric energy, gas, steam, water and other products generated, produced or purchased;

         -    leasehold interests; and

         -    all books and records. (Granting Clauses of New Mortgage.)

         The first mortgage contains similar, but not identical, lien exceptions.

         Without the consent of the holders of the mortgage bonds, we may enter into supplemental indentures with the new mortgage trustee to subject to the lien of the new mortgage additional property, whether or not used in the electric utility business, including property which would otherwise be excepted from the lien of the new mortgage. (Section 14.01 of New Mortgage.) These properties, so long as they would otherwise constitute property additions as described under "--Issuance of Additional Mortgage Bonds" below, would then constitute property additions and be available as a basis for the issuance of mortgage bonds. (See "--Issuance of Additional Mortgage Bonds" below.)

         The new mortgage contains provisions subjecting after-acquired property to the lien of the new mortgage, subject to the prior lien of the first mortgage and any other Class A mortgage. These provisions are limited in the case of consolidation or merger, whether or not we are the surviving corporation, or sale of substantially all of our assets. In the event of our consolidation or merger with or into another corporation and this other corporation is the surviving corporation or our transfer of all the mortgaged property as or substantially as an entirety, the new mortgage will not be required to be a lien upon any of the properties then owned or in the future acquired by the surviving corporation, except properties acquired from us in or as a result of that transaction and improvements, extensions and additions to these properties and renewals, replacements and substitutions of or for any part or parts of these properties. In the event of a merger or consolidation of a corporation with or into us and we are the surviving corporation, unless a supplemental indenture to the new mortgage otherwise provides, the new mortgage will not be required to be a lien upon any of the properties acquired by us in or as a result of that transaction or any improvements, extensions or additions to these properties or any renewals, replacements or substitutions of or for any part or parts of these properties. (Article Thirteen of New Mortgage; and see "--Consolidation, Merger, Conveyance, Transfer or Lease" below.) In addition, after-acquired property may be subject to vendors' liens, purchase money mortgages and other liens on the after-acquired property at the time of acquisition of the after-acquired property, including the lien of any Class A mortgage.

         The new mortgage provides that the new mortgage trustee will have a lien, prior to the lien on behalf of the holders of mortgage bonds, upon mortgaged property and any money collected by the new mortgage trustee as proceeds of the mortgaged property, for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (Section 11.07 of New Mortgage.)

ISSUANCE OF ADDITIONAL MORTGAGE BONDS

         The new mortgage does not limit the principal amount of mortgage bonds which we may issue (Section 3.01 of New Mortgage). We may issue mortgage bonds of any series from time to time under Article Four of the new mortgage on the basis of, and in an aggregate principal amount not exceeding:

         (1) the aggregate principal amount of pledged bonds issued and delivered to the new mortgage trustee and, in general, not previously used as the basis for the issuance of mortgage bonds, the withdrawal of cash or the release of property additions;

         (2) 70% of the lesser of cost or fair value to us of property additions which do not constitute bonded property additions after some deductions and additions set forth in the new mortgage, primarily including adjustments to offset property retirements; for purposes of the new mortgage,

                  "cost" with respect to property additions means generally the sum of cash, securities or indebtedness paid or assumed in connection with the property additions in question. If no cash, securities or indebtedness is paid or assumed, then no determination of cost is required under the new mortgage and cost will mean the greater of (a) the fair value or (b) the book value of the acquired property additions at the time of their acquisition;

                  "fair value" means the value of property determined without deduction for any prior liens on the property and without deduction to reflect that the property may be of value only to us or another operator of the mortgaged property as a whole. Fair value may be determined without physical inspection, by use of accounting and engineering records or other data maintained by or available to us; and

                  "bonded property additions" means generally, property additions which have been made the basis of the authentication and delivery of mortgage bonds, the release of mortgaged property or cash withdrawals;

         (3) the aggregate principal amount of retired bonds, but if pledged bonds have been made the basis for the authentication and delivery of such retired bonds, only if the related Class A mortgage has been discharged; for purposes of the new mortgage, "retired bonds" consist of mortgage bonds no longer outstanding under the new mortgage (including mortgage bonds deposited under any sinking or analogous funds) which have not been used for certain other purposes under the new mortgage and which are not to be paid, redeemed or otherwise retired by the application of funded cash; and

         (4) cash deposited with the new mortgage trustee.

         In general, the issuance of mortgage bonds is subject to our "adjusted net earnings" for 12 consecutive months within the preceding 18 months being at least two times the annual interest requirements on:

         -    all mortgage bonds at the time outstanding,

         -    mortgage bonds then applied for,

         - all outstanding bonds issued under Class A mortgages other than pledged bonds held by the new mortgage trustee under the new mortgage, and

         - all other indebtedness (with certain exceptions) secured by a lien prior to the lien of the new mortgage,

except that we will not need to meet this net earnings requirement if the additional mortgage bonds to be issued have no stated interest rate prior to their maturity. We are not required to satisfy the net earnings requirement prior to issuance of mortgage bonds as provided in (1) above if the pledged bonds issued and delivered to the new mortgage trustee as the basis for the issuance have been authenticated and delivered under the related Class A mortgage on the basis of retired Class A bonds. In addition, we are not required to satisfy the net earnings requirement prior to issuance of mortgage bonds as provided in (3) above unless:

         - the stated maturity of the retired bonds is a date less than five years after our request to the new mortgage trustee for the authentication and delivery of these mortgage bonds, and

         - the maximum stated interest rate, if any, on those retired bonds at the time of their authentication and delivery is less than the maximum stated interest rate, if any, on these mortgage bonds to be in effect upon the initial authentication and delivery of these mortgage bonds.

In general, the interest requirement with respect to variable interest rate indebtedness, if any, is determined with reference to the rate or rates in effect on the date immediately preceding the determination of the rate to be in effect upon initial authentication. (Section 1.03 and Article Four of New Mortgage.)

         Our adjusted net earnings for purposes of the new mortgage consists of our earnings calculated before, among other things:

         -    provisions for income taxes;

         -    depreciation or amortization of property;

         - interest on any indebtedness and amortization of debt discount and expense;

         - any non-recurring charge to income of whatever kind or nature (including without limitation the recognition of expense or impairment due to the non-recoverability of assets or expense), whether or not recorded as a non-recurring item in our books of account; and

         - any refund of revenues previously collected or accrued by us subject to possible refund.

With respect to mortgage bonds of a series subject to a periodic offering, such as a medium-term note program, the new mortgage trustee may be entitled to receive a certificate evidencing compliance with the net earnings requirements only once, at or prior to the time of the first authentication and delivery of the mortgage bonds of that series. If our request for the delivery of those mortgage bonds is delivered two or more years after the most recent net earnings certificate was delivered, an updated certificate would be required to be delivered.
(Sections 1.03 and 4.01 of New Mortgage.)

         Under the new mortgage, "property additions" means generally any property owned by us and subject to the lien of the new mortgage, except any property the cost of acquisition or construction of which is properly chargeable to one of our operating expense accounts. (Section 1.04 of New Mortgage.)

         Unless otherwise provided in the applicable prospectus supplement, we will issue the mortgage bonds on the basis of pledged bonds issued under our first mortgage.

RELEASE OF PROPERTY

         We may obtain the release from the lien of the new mortgage of any mortgaged property if the fair value of all of the mortgaged property, excluding the mortgaged property to be released but including any mortgaged property to be acquired by us with the proceeds of, or otherwise in connection with, the release, equals or exceeds an amount equal to twenty-fourteenths (20/14ths) of the aggregate principal amount of mortgage bonds outstanding and bonds issued under Class A mortgages outstanding, other than pledged bonds.

         The new mortgage provides simplified procedures for the release of property from the lien of a Class A mortgage, minor properties and property taken by eminent domain. It also provides for dispositions of certain obsolete property and grants or surrender of certain rights without any release or consent by the new mortgage trustee.

         If we continue to own any property after it is released from the lien of the new mortgage, the new mortgage will not become a lien on any improvement, extension or addition to that property or any renewals, replacements or substitutions of or for any part or parts of that property. (Article Eight of New Mortgage.)

WITHDRAWAL OF CASH

         Subject to certain limitations, cash held by the new mortgage trustee may

         -    be withdrawn by us:

              - to the extent of the lesser of the cost or fair value to us of unbonded property additions, after some deductions and additions primarily including adjustments to offset retirements,

              - in an amount equal to twenty-fourteenths (20/14ths) of the aggregate principal amount of mortgage bonds that we would be entitled to issue on the basis of retired bonds (with the entitlement to such issuance being waived by operation of such withdrawal), or

              - in an amount equal to twenty-fourteenths (20/14ths) of the aggregate principal amount of any outstanding mortgage bonds delivered to the new mortgage trustee, or

         -    upon our request be applied to:

              - the purchase of mortgage bonds (at prices not exceeding twenty-fourteenths (20/14ths) of the principal amount of the mortgage bonds) or

              - the redemption or payment at stated maturity of mortgage bonds, with any mortgage bonds received by the new mortgage trustee pursuant to these provisions being canceled by the new mortgage trustee) (Section 8.06 of New Mortgage);

provided, however, that cash deposited with the new mortgage trustee as the basis for the issuance, authentication and delivery of mortgage bonds, as well as cash representing a payment of principal of pledged bonds, may only be withdrawn in an amount equal to the aggregate principal amount of mortgage bonds we would be entitled to issue on any basis (with the entitlement to such issuance being waived by operation of such withdrawal), or may, upon our request, be applied to the purchase, redemption or payment of mortgage bonds at prices not exceeding, in the aggregate, the principal amount of the mortgage bonds. (Sections 4.05 and 7.02 of New Mortgage.)

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

         We may not consolidate with or merge into any other corporation or convey, transfer or lease the mortgaged property as or substantially as an entirety to any person unless:

         - the terms of the transaction fully preserve the lien and security of the new mortgage and the rights and powers of the new mortgage trustee and holders of mortgage bonds,

         - the corporation formed by the consolidation or into which we are merged or the person which acquires by conveyance or transfer, or which leases, the mortgaged property as or substantially as an entirety is a corporation organized and existing under the laws of the United States of America or any state or territory of the United States of America or the District of Columbia, and this corporation by supplemental indenture:

              - assumes the due and punctual payment of the principal of and any premium and interest on the mortgage bonds and the performance of all of our covenants under the new mortgage, and

              - confirms the lien of the new mortgage on the mortgaged property, subjects to that lien all property acquired in the future by the corporation which will constitute an improvement, extension or addition to the mortgaged property or a renewal, replacement or substitution of or for any part of the mortgage property, and, at the election of the corporation, subjects to the lien of the new mortgage other property then owned or acquired in the future by the corporation as the corporation may specify, and

         - in the case of a lease, that lease will be made expressly subject to termination by us or the new mortgage trustee at any time during the continuance of an event of default under the new mortgage. (Section 13.01 of New Mortgage.)

         Other than the security afforded by the lien of the first mortgage and the new mortgage and the restrictions on the issuance of additional first mortgage bonds and mortgage bonds, there are no provisions of the first mortgage or the new mortgage which afford the holders of the mortgage bonds protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us. The first mortgage and the new mortgage do not contain provisions requiring the repurchase of the mortgage bonds upon a change in control.

MODIFICATION OF NEW MORTGAGE

         Without the consent of any holders of mortgage bonds, we and the new mortgage trustee may enter into one or more supplemental indentures for any of the following purposes:

         - to evidence the succession of another person to us and the assumption by any successor of our covenants in the new mortgage and in the mortgage bonds (see "--Consolidation, Merger, Conveyance, Transfer or Lease" above); or

         - to add one or more covenants applicable to us or other provisions for the benefit of all holders of mortgage bonds or holders of mortgage bonds of one or more specified series or tranches, or to surrender any right or power conferred upon us by the new mortgage; or

         - to correct or amplify the description of any property subject to the lien of the new mortgage, or better assure, convey and confirm to the new mortgage trustee any property subject or required to be subjected to the lien of the new mortgage, or to subject to the lien of the new mortgage additional property; or

         - to convey, transfer and assign to the new mortgage trustee and to subject to the lien of the new mortgage with the same force and effect as if included in the new mortgage, property of our subsidiaries used or to be used for one or more purposes which if owned by us would constitute property used or to be used for one or more of the primary purposes of our business, which property will for all purposes of the new mortgage be deemed to be our property, together with other provisions as may be appropriate to express the respective rights of the new mortgage trustee and us in regard thereto; or

         - to change or eliminate any provision of the new mortgage or to add any new provision to the new mortgage, unless the change, elimination or addition adversely affects the interests of the holders of the mortgage bonds of any series or tranche in any material respect, in which case the change, elimination or addition will become effective with respect to that series or tranche only when no mortgage bond of the series or tranche remains outstanding under the new mortgage; or

         - to establish the form or terms of the mortgage bonds of any series or tranche as permitted by the new mortgage; or

         - to provide for bearer securities and securities with coupons and for the procedures for the registration, exchange and replacement of those securities and for the giving of notice to, and the solicitation of the vote or consent of, the holders of the securities, and for any and all other matters incidental to these events; or

         - to evidence and provide for the acceptance of appointment by a successor trustee, co-trustee or separate trustee; or

         - to provide for the procedures required to permit us to utilize, at our option, a noncertificated system of registration for all, or any series or tranche of, the mortgage bonds; or

         -    to change any place where:

              - we will pay the principal of and any premium and interest on the mortgage bonds of any series or tranche,

              - holders may surrender their mortgage bonds for registration of transfer for exchange, and

              - we may be served by notices and demands to or upon us in respect of any mortgage bonds and the new mortgage; or

         - to cure any ambiguity or inconsistency in the new mortgage, or to make any changes to the provisions of the new mortgage or to add other provisions with respect to matters and questions arising under the new mortgage, so long as these other changes or additions do not adversely affect holders of mortgage bonds of any series or tranche in any material respect; or

         -    to reflect changes in generally accepted accounting principles; or

         - to provide the terms and conditions of the exchange or conversion, at the option of the holders of mortgage bonds of any series, of those mortgage bonds for or into mortgage bonds of other series or stock or other securities of ours or any other corporation; or

         - to change the words "mortgage bonds" to "first mortgage bonds" in the descriptive title of all outstanding bonds after the discharge of the first mortgage; or

         - to comply with the rules or regulations of any national securities exchange on which any of the mortgage bonds may be listed. (Section 14.01 of New Mortgage.)

         In addition, if the Trust Indenture Act is amended to require changes to the new mortgage or the incorporation in the mortgage of additional provisions or to permit changes to, or the elimination of, provisions originally required by the Trust Indenture Act to be contained in the new mortgage, we and the new mortgage trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence or effect the amendment. (Section
14.01 of New Mortgage.)

         Except as provided above, the consent of the holders of mortgage bonds of not less than a majority in aggregate principal amount of the mortgage bonds of all series then outstanding, considered as one class, is required to add to or change or eliminate any of the provisions of the new mortgage pursuant to one or more supplemental indentures; provided, however:

         - if less than all of the series of mortgage bonds outstanding are directly affected by a proposed supplemental indenture, then only the consent of the holders of a majority in aggregate principal amount of outstanding mortgage bonds of all series so directly affected, considered as one class, will be required; and

         - if the mortgage bonds of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of one or more, but less than all, of these tranches, then the consent only of the holders of a majority in aggregate principal amount of the outstanding mortgage bonds of all tranches so directly affected, considered as one class, will be required;

and provided further that no such amendment or modification may, without the consent of each holder of the outstanding new mortgage of each series or tranche directly affected by the amendment or modification:

         - change the stated maturity of the principal of, or any installment of principal of or interest on, any mortgage bond, or reduce the principal amount of, the amount of any installment of interest on or the rate of interest on any mortgage bond, or change the method of calculating that rate or reduce any premium payable upon the redemption, or reduce the amount of the principal of a discount bond -- a "discount bond" being a bond which by its terms pays less than its principal amount upon an acceleration of the maturity that would be due and payable upon a declaration of acceleration of maturity, or change the coin or currency or other property in which any mortgage bond or any premium or the interest on the mortgage bond is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of the mortgage bond or, in the case of redemption, on or after the redemption date,

         - permit the creation of any lien ranking prior to the lien of the new mortgage with respect to all or substantially all of the mortgaged property or terminate the lien of the new mortgage on all or substantially all of the mortgaged property, or deprive that holder of the benefit of the security of the lien of the new mortgage,

         - reduce the percentage in principal amount of the outstanding mortgage bonds of that series or tranche, the consent of the holders of which is required for any supplemental indenture, or the consent of the holder of which is required for any waiver of compliance with any provision of the new mortgage or any default under the new mortgage and its consequences, or reduce the requirements for quorum or voting, or

         - modify some of the provisions of the new mortgage relating to supplemental indentures, waiver of some covenants and waivers of past defaults.

         A supplemental indenture which changes or eliminates any covenant or other provision of the new mortgage which has expressly been included solely for the benefit of the holders of, or which is to remain in effect only so long as there shall be outstanding mortgage bonds of one or more specified series or tranches, or modifies the rights of the holders of mortgage bonds of those series or tranches with respect to that covenant or other provision, will be deemed not to affect the rights under the new mortgage of the holders of the mortgage bonds of any other series or tranche. (Section 14.02 of New Mortgage.)

WAIVER

         The holders of at least a majority in aggregate principal amount of all mortgage bonds may waive our obligations to comply with some covenants, including our obligations to:

         -    maintain our corporate existence and properties,

         -    pay taxes and discharge liens,

         -    maintain certain insurance, and

         - make recordings and filings necessary to protect the security of the holders of mortgage bonds and the rights of the new mortgage trustee,

provided that the waiver occurs before the time compliance is required. The holders of at least a majority of the aggregate principal amount of outstanding mortgage bonds of all affected series or tranches, considered as one class, may waive, before the time for compliance, compliance with our obligation to maintain an office or agency where the mortgage bonds of that series or tranches may be surrendered for payment, registration, transfer or exchange, and compliance with any other covenant specified in a supplemental indenture respecting that series or tranches. (Section 6.09 of New Mortgage.)

EVENTS OF DEFAULT

         Each of the following events constitutes an Event of Default under the new mortgage:

         - our failure to pay interest on any mortgage bond within 60 days after the same becomes due;

         - our failure to pay principal or premium, if any, on any mortgage bond within 15 days after its maturity;

         - our failure to perform or breach of any of our covenants or warranties in the new mortgage (other than a covenant or a warranty a default in the performance of which or breach of which is dealt with elsewhere under this paragraph) for a period of 60 days after there has been given to us by the new mortgage trustee, or to us and the new mortgage trustee by the holders of at least 50% in principal amount of outstanding mortgage bonds, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default," unless the new mortgage trustee, or the new mortgage trustee and the holders of a principal amount of mortgage bonds not less than the principal amount of mortgage bonds the holders of which gave the notice, as the case may be, agree in writing to an extension of the period prior to its expiration; provided, however, that the new mortgage trustee, or the new mortgage trustee and those holders, as the case may be, will be deemed to have agreed to an extension of that period if corrective action has been initiated by us within that period and is being diligently pursued;

         - certain events relating to our reorganization, bankruptcy and insolvency and the appointment of a receiver or trustee for our property; or

         - the occurrence of an Event of Default under any Class A mortgage such that the maturity of amounts due under the Class A mortgage may be accelerated; provided that the waiver or cure of any Event of Default under the Class A mortgage and the rescission and annulment of the consequences of the Event of Default under the Class A mortgage will constitute a waiver of the corresponding Event of Default under the new mortgage and a rescission and annulment of the consequences of the Event of Default under the new mortgage. (Section 10.01 of New Mortgage.)

REMEDIES

         If an Event of Default occurs and is continuing, then the new mortgage trustee or the holders of not less than a majority in principal amount of mortgage bonds then outstanding may declare the principal amount--or if the mortgage bonds are Discount Bonds, the portion of the principal amount as may be provided for those Discount Bonds pursuant to the terms of the new mortgage--of all of the mortgage bonds together with any premium on the mortgage bonds to be immediately due and payable. At any time after this declaration of the maturity of the mortgage bonds then outstanding, but before the sale of any of the mortgaged property and before a judgment or decree for payment of money is to have been obtained by the new mortgage trustee under the new mortgage, the Event or Events of Default giving rise to this declaration of acceleration will, without further act, be deemed to have been waived, and this declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if:

         - we have paid or deposited with the new mortgage trustee a sum sufficient to pay:

              - all overdue interest, if any, on all mortgage bonds then outstanding;

              - the principal of and any premium on any mortgage bonds then outstanding which have become due otherwise than by this declaration of acceleration and interest on any mortgage bonds at the prescribed rate or rates in those mortgage bonds; and

              - all amounts due to the new mortgage trustee as compensation and reimbursement as provided in the new mortgage; and

         - any other Event or Events of Default other than the non-payment of the principal of mortgage bonds which became due solely by this declaration of acceleration, will have been cured or waived as provided in the new mortgage. (Sections 10.02 and 10.17 of New Mortgage.)

         In certain circumstances and to the extent permitted by law, the new mortgage trustee has the power to take possession of, and to hold, operate and manage, the mortgaged property, or with or without entry, sell the mortgaged property if an Event of Default occurs and is continuing. If the mortgaged property is sold, whether by the new mortgage trustee or pursuant to judicial proceedings, the principal of the outstanding mortgage bonds, if not previously due, will become immediately due, together with any premium and accrued interest. (Sections 10.03, 10.04 and 10.05 of New Mortgage.)

         If an Event of Default occurs and is continuing, the holders of a majority in principal amount of the mortgage bonds then outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the new mortgage trustee or exercising any trust or power conferred on the new mortgage trustee, provided that:

         - that direction does not conflict with any rule of law or with the new mortgage, and could not involve the new mortgage trustee in personal liability in circumstances where indemnity would not, in the new mortgage trustee's sole discretion, be adequate,

         - that direction is not unduly prejudicial to the rights of the nonassenting holders of mortgage bonds, and

         - the new mortgage trustee may take any other action deemed proper by the new mortgage trustee which is not inconsistent with that direction. (Section 10.16 of New Mortgage.)

         The new mortgage provides that no holder of any mortgage bond will have any right to institute any proceeding, judicial or otherwise, with respect to the new mortgage, or for the appointment of a receiver or trustee, or for any other remedy under the new mortgage, unless:

         - that holder has previously given to the new mortgage trustee written notice of a continuing Event of Default;

         - the holders of not less than a majority in aggregate principal amount of the mortgage bonds then outstanding have made written request to the new mortgage trustee to institute proceedings in respect of that Event of Default and have offered the new mortgage trustee reasonable indemnity against cost and liabilities incurred in complying with the request; and

         - the new mortgage trustee has failed to institute any proceeding for 60 days after receipt of notice and no direction inconsistent with the request has been given to the new mortgage trustee during that 60-day period by the holders of a majority in aggregate principal amount of mortgage bonds then outstanding.

         Furthermore, no holder will be entitled to institute any of these actions if and to the extent that the action would disturb or prejudice the rights of other holders. (Section 10.11 of New Mortgage.) Notwithstanding that the right of a holder to institute a proceeding with respect to the new mortgage is subject to certain conditions precedent, each holder of a mortgage bond has the right, which is absolute and unconditional, to receive payment of the principal of and any premium and interest on that mortgage bond when due and to institute suit for the enforcement of any of these payments. These rights may not be impaired without the consent of that holder. (Section 10.12 of New Mortgage.) The new mortgage trustee must give holders notice of any default under the new mortgage to the extent required by the Trust Indenture Act, unless the default would have been cured or waived, except that no notice to holders of a default of the character described in the third bullet point under "--Events of Default" above need be given until at least 45 days after that Event of Default occurs. (Section 11.02 of New Mortgage.) The Trust Indenture Act currently permits the new mortgage trustee to withhold notice of default except for certain payment defaults, if the new mortgage trustee in good faith determines the withholding of that notice to be in the interests of the holders.

         As a condition precedent to certain actions by the new mortgage trustee in the enforcement of the lien of the new mortgage and institution of action on the mortgage bonds, the new mortgage trustee may require adequate indemnity against costs, expense and liabilities to be incurred in connection with the enforcement. (Sections 10.11 and 11.01 of New Mortgage.)

         In addition to every other right and remedy provided in the new mortgage, the new mortgage trustee may exercise any right or remedy available to the new mortgage trustee in its capacity as owner and holder of pledged bonds which arises as a result of a default or event of default under any Class A mortgage, whether or not an Event of Default under the new mortgage has then occurred and is continuing. (Section 10.20 of New Mortgage.)

DEFEASANCE

         Any mortgage bond or bonds, or any portion of the principal amount of the mortgage bond or bonds, will be deemed to have been paid for purposes of the new mortgage, and our entire indebtedness in respect of the mortgage bond or bonds will be deemed to have been satisfied and discharged, if we irrevocably deposit with the new mortgage trustee, in trust:

         - money (including funded cash not otherwise applied as described under "--Withdrawal of Cash" above) in the amount which will be sufficient, or

         - eligible obligations, which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which will be sufficient, or

         - a combination of the first and second bullet points above sufficient,

to pay the principal of and any premium and interest on those mortgage bonds as they become due. (Section 9.01.) For this purpose, "eligible obligations" include direct obligations of, or obligations unconditionally guaranteed by, the United States of America, entitled to the benefit of the full faith and credit of the United States of America, and certificates, depositary receipts or other instruments which evidence a direct ownership interest in the obligations or in any specific interest or principal payments due in respect of the obligation.

         While there is no legal precedent directly on point, it is possible that, for federal income tax purposes, any deposit contemplated in the preceding paragraph could be treated as a taxable exchange of the related mortgage bonds for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, holders of those mortgage bonds would recognize gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their mortgage bonds. Those holders would then be required to include in income a share of the income, gain or loss of the trust. The amount so required to be included in income could be different from the amount that would be includible in the absence of the deposit. We urge prospective investors to consult their own tax advisors as to the specific consequences to them of the deposit.

RESIGNATION OF THE NEW MORTGAGE TRUSTEE

         The new mortgage trustee may resign at any time by giving written notice to us or may be removed at any time by the holders of a majority in principal amount of mortgage bonds then outstanding. The resignation or removal of the new mortgage trustee and appointment of a successor trustee will not be effective until successor trustee accepts the appointment in accordance with the new mortgage. In addition, so long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing, under certain circumstances, we may, by resolution of our Board of Directors, appoint a successor trustee. If that successor accepts the appointment, the new mortgage trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the new mortgage. (Section 11.10 of New Mortgage.)

CONCERNING THE NEW MORTGAGE TRUSTEE

         The Bank of New York, the new mortgage trustee, has been our regular depositary of funds. As trustee under both the new mortgage and the first mortgage, The Bank of New York may have a conflicting interest for purposes of the Trust Indenture Act if an Event of Default were to occur under either mortgage. In that case, The Bank of New York may be required to eliminate its conflicting interest by resigning either as new mortgage trustee or as first mortgage trustee. There are other instances under the Trust Indenture Act which may require the resignation of the new mortgage trustee if an Event of Default were to occur under either mortgage, including where an affiliate of the new mortgage trustee acts as an underwriter of mortgage bonds.

         We and some of our subsidiaries maintain deposit accounts and conduct other banking transactions with The Bank of New York in the ordinary course of business. The Bank of New York also acts as trustee under some indentures relating to borrowings by or for the benefit of the lessors to finance their acquisition of our interest in the Perry Nuclear Power Plant and Beaver Valley Power Station in connection with the sale and leaseback of certain undivided interests in those plants. Under the sale/leaseback documents, we are ultimately responsible for the payment of those borrowings.

TRANSFER OR EXCHANGE

         Transfers of mortgage bonds may be registered and mortgage bonds may be exchanged for other mortgage bonds of the same series and tranche of authorized denominations and of like tenor and aggregate principal amount at our office, as bond registrar, in New York, New York. We may change the place for registration of transfer of the mortgage bonds, may appoint one or more additional bond registrars and may remove any bond registrar, all at our discretion. (Section
6.02 of New Mortgage.) A prospectus supplement for mortgage bonds will identify any new place for registration of transfer and additional bond registrar appointed and will disclose the removal of any bond registrar effected, prior to the date of that prospectus supplement. Except as otherwise provided in a prospectus supplement for mortgage bonds, we will not impose any service charge for any transfer or exchange of the mortgage bonds, although we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection with any registration of transfer or exchange. We will not be required to issue, and bond registrar will not be required to register, the transfer of or to exchange (a) mortgage bonds of any series during the 15 days prior to giving any notice of redemption, or (b) any mortgage bond selected for redemption in whole or in part, except the unredeemed portion of any mortgage bond being redeemed in part.
(Section 3.05 of New Mortgage.)


                              BOOK ENTRY SECURITIES

         Unless otherwise specified in the applicable prospectus supplement, each series of mortgage bonds will be issued under a book-entry system in the form of one or more global securities deposited with The Depository Trust Company, New York, New York (also known as DTC). The global securities will be registered in the name of DTC or its nominee.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (indirect participants). The rules applicable to DTC and its participants are on file with the SEC.

         Purchases of mortgage bonds under DTC's system must be made by or through direct participants, who will receive a credit for the mortgage bonds on DTC's records. The beneficial ownership interest of each actual purchaser of each mortgage bond is in turn recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which they purchased. Transfers of ownership interests in the mortgage bonds are entered on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in mortgage bonds, except if use of the book-entry system for the mortgage bonds is discontinued.

         To facilitate subsequent transfers, all mortgage bonds deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of mortgage bonds with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the mortgage bonds. DTC's records reflect only the identity of the direct participants to whose accounts such mortgage bonds are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         DTC and Cede & Co. will not consent or vote with respect to the mortgage bonds. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the mortgage bonds are credited on the record date (identified in a listing attached to the omnibus proxy).

         Principal, premium, if any and interest payments on the mortgage bonds will be made to DTC. DTC's practice is to credit direct participants' accounts on the payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of that participant and not of DTC, agent, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.

         DTC may discontinue providing its services as securities depository for the mortgage bonds at any time by giving us reasonable notice. If that occurs and a successor securities depository is not obtained, or if we decide to discontinue using DTC's book-entry transfer system, mortgage bond certificates will be printed and delivered.

         DTC management is aware that some computer applications, systems and the like for processing data that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its data processing computer applications and systems relating to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. In addition, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

         However, DTC's ability to perform its services properly is also dependent upon other parties, including issuers and their agents, as well as third-party vendors from whom DTC licenses software and hardware, and third-party vendors on whom DTC relies for information or the provision of services, including telecommunication and electric utility service providers, among others. DTC has informed the financial community that it is contacting (and will continue to contact) third-party vendors from whom DTC acquires services to: (1) impress upon them the importance of those services being Year 2000 complaint; and (2) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing contingency plans as it deems appropriate.

         According to DTC, the foregoing information with respect to Year 2000 has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

         The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.


                                 LEGAL OPINIONS

         David L. Feltner, Esq., Akron, Ohio, who is our Associate General Counsel, has rendered an opinion to us as to the legality of the mortgage bonds offered in this prospectus and any accompanying prospectus supplement and he, Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, N.Y. 10004-1490, our outside counsel, and Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, N.Y. 10017-3954, counsel for any underwriters or agents, will render opinions to any underwriters or agents as to other legal matters.


                                     EXPERTS

         The audited consolidated financial statements and related schedule incorporated by reference or included in our Annual Report on Form 10-K, incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports dated February 12, 1999 with respect thereto, and are incorporated by reference in this prospectus in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

         With respect to the unaudited interim consolidated financial information for the quarters ended March 31, 1999 and 1998, incorporated by reference in this prospectus, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for reviews of that information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim consolidated financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of
Section 11 of the Act for their report on the unaudited interim consolidated financial information because that report is not a "report" or "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

         The statements as to matters of law and legal conclusions included in our Annual Report on Form 10-K and Quarterly Report on Form 10-Q incorporated by reference in this prospectus, and those statements included in this prospectus, have been prepared under the supervision of, and reviewed by, David
L. Feltner, Esq., Akron, Ohio, who is our Associate General Counsel, and those statements have been incorporated by reference or included in this prospectus upon his authority as an expert.


                              PLAN OF DISTRIBUTION

         We may sell any of the mortgage bonds:

         -    through underwriters or dealers,

         - directly to a limited number of institutional purchasers or to a single purchaser,

         -    through agents, or

         -    through any combination of the above.

         An accompanying prospectus supplement will set forth the terms of the offering of the particular series of mortgage bonds, including the name or names of any underwriters, the purchase price of the particular series of mortgage bonds and the net proceeds to us from the sale of those mortgage bonds, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

         If underwriters are used in the sale, the mortgage bonds will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Those mortgage bonds may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriting firms. The underwriter or underwriters for a particular underwritten offering of mortgage bonds will be named in the applicable prospectus supplement and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of that prospectus supplement. Unless otherwise set forth in the prospectus supplement, the several obligations of the underwriters to purchase the particular series of mortgage bonds will be subject to certain conditions precedent and the underwriters will be obligated to take and pay for all of the series of mortgage bonds if any are taken.

         We may sell any series of mortgage bonds directly, or through agents designated by us from time to time. Any agent involved in the offer or sale of a series of mortgage bonds will be named, and any commissions payable by us to the agent will be set forth, in an accompanying prospectus supplement. Unless otherwise indicated in that prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

         If so indicated in an accompanying prospectus supplement, we will authorize underwriters or dealers to solicit offers by certain specified institutions to purchase the mortgage bonds from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of those contracts.

         Agents, dealers and underwriters may be entitled, under agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933.

         We will set forth the place and time of delivery for a particular series of mortgage bonds offered under this prospectus in an accompanying prospectus supplement.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


           Filing fees - Securities and Exchange Commission .........................................   $  17,242*
           Printing and composition of registration statement, prospectus, etc. .....................      10,000
           Services of Trustee and its counsel ......................................................      10,000
           Services of Counsel - Winthrop, Stimson, Putnam & Roberts ................................      45,000
           Services of accountants--Arthur Andersen LLP ..............................................      5,000
           Blue Sky fees and expenses ...............................................................       3,000
           Rating fees:
                   Moody's Investors Service, Inc. ..................................................      50,000
                   Standard & Poor's Ratings Group ..................................................      50,000
                   Duff & Phelps ....................................................................      50,000
           Miscellaneous ............................................................................       9,758
                                                                                                         --------
                        Total .......................................................................   $ 250,000
                                                                                                         ========


* Previously paid.

All of the above amounts, other than the filing fees, are estimates.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


         Section 1701.13(E) of Title 17 of Page's Ohio Revised Code Annotated gives a corporation incorporated under the laws of Ohio power to indemnify any person who is or has been a director, officer or employee of that corporation, or of another corporation at the request of that corporation, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, criminal or civil, to which he is or may be made a party because of being or having been such director, officer or employee, provided that in connection therewith, such person is determined to have acted in good faith in what he reasonably believed to be in or not opposed to the best interest of the corporation of which he is a director, officer or employee, without reasonable cause, in the case of a criminal matter, to believe that his conduct was unlawful. The determination as to the conditions precedent to the permitted indemnification of such person is made by a majority vote of the directors of the indemnifying corporation acting at a meeting at which, for the purpose, any director who is a party to or threatened with any such action, suit or proceeding may not be counted in determining the existence of a quorum and may not vote. If, because of the foregoing limitations, the directors are unable to act in this regard, such determination may be made by the majority vote of the corporation's voting shareholders (or without a meeting upon two-thirds written consent of such shareholders), by judicial proceeding or by written opinion of legal counsel not retained by the corporation or any person to be indemnified during the five years preceding the date of determination.


         Section 36 of The Company's Code of Regulations provides as follows:

                  "The Corporation shall indemnify any person who is or was a director, officer, employee or agent of the Corporation or any person who is or has served at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, joint venture, trust or other enterprise (as his heirs, executors and administrators) against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director, officer, employee, agent or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent and according to the procedures and requirements set forth in any applicable law as the same may be in effect from time to time."


         The following resolution was adopted by the Board of Directors of the Company on May 19, 1999:

                  "RESOLVED, FURTHER: That, in addition to and not in derogation of any other indemnity that may be available, with respect to the preparation and filing of registration statement or registration statements with the Securities and Exchange Commission in connection with the proposed issuance and sale of the Long-term Indebtedness, the Preferred Stock Debt Securities, the Equity Securities and/or the preferred stock or preferred beneficial interests issued in connection with the Company's issuance of any Preferred Stock Debt Securities, this Company indemnify and save harmless each and every officer and employee of the Company executing and preparing any such registration statement in its original or amended form and every director of the Company who was a director thereof at the time of the filing of any such registration statement in its original or amended form, against any and all expenses reasonably incurred by them or any of them in connection with any action, suit or proceeding arising out of the preparation, filing or use of any such registration statement or the related prospectus whether brought under the Securities Act of 1933, or under any other applicable law where such action, suit or proceeding is finally adjudicated in favor of such director, officer or employee and the time to appeal has expired;"

         Section 1701.13(E) of Title 17 of Page's Ohio Revised Code Annotated provides that the indemnification thereby permitted shall not be exclusive of any other rights that directors, officers or employees may have, including rights under insurance or similar protection purchased by the corporation. The Company has insurance covering, subject to certain deductible provisions, its liabilities and expenses which might arise in connection with its lawful indemnification of its directors and officers for certain of their liabilities and expenses and also covering, subject to certain deductible provisions, its officers against certain other liabilities.


ITEM 16.  EXHIBITS.


Exhibit
Number
------

(1)      -    Form of Underwriting Agreement (to be filed by amendment).

(4)(a)   -    Draft of the form of the mortgage bonds. The form of the mortgage bonds is set forth in the form of Supplemental Indenture, Exhibit
              (4)(c) hereto, to which reference is hereby made.

(4)(b)   -    Form of General Mortgage Indenture and Deed of Trust dated as of
              January 1, 1998 between Ohio Edison Company and The Bank of New
              York, as Trustee (previously filed as Exhibit 4(g) in
              Pre-Effective Amendment No. 1 to this Registration Statement).

(4)(c)   -    Form of Supplemental Indenture for mortgage bonds.

(4)(d)   -    Indenture dated as of August 1, 1930 between Ohio Edison Company and The Bank of New York (as successor to Bankers Trust Company), as Trustee, as amended and supplemented by Supplemental Indentures dated as of August 1, 1930, March 3, 1931, November 1, 1935,
              January 1, 1937, September 1, 1937, June 13, 1939, August 1, 1974,
              July 1, 1976, December 1, 1976, and June 15, 1977 (which Indenture and Supplemental Indentures are hereby incorporated by reference to the following filings in which each has been respectively physically filed: Exhibits B-1, B-1(a) and B-1(b) in Registration
              No. 2-1725; Exhibit B-4 in Registration No. 2-2721; Exhibit B-5 in
              Registration No. 2-3402; Exhibit B-6 in Form 8-A, File No.
              1-2578-B; Exhibit 7(a)-7 in Registration No. 2-5462; Exhibit 2(b) in Form 8-A dated August 28, 1974, File No. 1-2578; Exhibit 2(b) in Form 8-A dated July 28, 1976, File No. 1-2578; Exhibit 2(b) in
              Form 8-A dated December 15, 1976, File No. 1-2578; and Exhibit
              2(b) in Form 8-A dated June 27, 1977, File No. 1-2578).

(4)(e)   -    Supplemental Indentures dated as of September 1, 1944, April 1,
              1945, September 1, 1948, May 1, 1950, January 1, 1954, May 1,
              1955, August 1, 1956, March 1, 1958, April 1, 1959, June 1, 1961,
              September 1, 1969, May 1, 1970, September 1, 1970, June 1, 1971,
              August 1, 1972, September 1, 1973, May 15, 1978, February 1, 1980,
              April 15, 1980, June 15, 1980, October 1, 1981, October 15, 1981,
              February 15, 1982, July 1, 1982, March 1, 1983, March 1, 1984,
              September 15, 1984, September

              27, 1984, November 8, 1984, December 1, 1984, December 5, 1984,
              January 30, 1985, February 25, 1985, July 1, 1985, October 1, 1985, January 15, 1986, May 20, 1986, June 3, 1986, October 1,
              1986, July 15, 1989, August 25, 1989, February 15, 1991, May 1,
              1991, May 15, 1991, September 15, 1991, April 1, 1992, June 15,
              1992, September 15, 1992, April 1, 1993, June 15, 1993, September
              15, 1993, November 15, 1993, April 1, 1995, May 1, 1995, July 1,
              1995, June 1, 1997, April 1, 1998 and June 1, 1998. (Physically filed and designated in Registration No. 2-61146, as Exhibit 2(b)2, in Registration No. 2-66957, as Exhibits (b)(4) and (b)(5), in Registration No. 2-68023 as Exhibits (b)(4) and (b)(5), in Registration No. 2-74059 as Exhibit (4)d, in Registration No. 2-75917 as Exhibits (4)e and (4)f, in Registration No. 2-89360 as Exhibits (4)(d), (4)(e) and (4)(f), in Registration No. 2-92918 as Exhibit (4)(d), in Registration No. 33-2576 as Exhibits 4(d) and 4(e), in Registration No. 33-8791 as Exhibits 4(d) and 4(e), in Registration No. 33-29827 as Exhibits (4)(d) and (4)(e), in Registration No. 33-34663 as Exhibits (4)(d) and (4)(e), in Registration No. 33-39713 as Exhibits (4)(d) and (4)(e), in Registration No. 33-45751 as Exhibits 4(d) and 4(e), in Registration No. 33-48931 as Exhibits (4)(d) and 4(e), in Registration No. 33-49413 as Exhibit (4)(d), in Registration No. 33-51139 as Exhibit (4)(d), in 1994 Form 10-K (File No. 1-2578) as
              Exhibit (4)(2), in 1995 Form 10-K (File No. 1-2578) as Exhibit
              (4)(2), as Exhibit (4)(2), in 1998 Form 10-K (File No. 1-2578), as
              Exhibit (4)(2), in 1998 Form 10-K (File No. 1-2578 and as Exhibit
              (4)(2), in 1998 Form 10-K (File No. 1-2578)).

(4)(f)   -    Form of Supplemental Indenture for pledged bonds.

(5)      -    Opinion of David L. Feltner, Esq.

(12)     -    Computation of consolidated ratios of earnings to fixed charges.

(15)     -    Letter of Arthur Andersen LLP regarding unaudited interim
              financial information.

(23)(a) -     Consent of Arthur Andersen LLP.

(23)(b)  -    Consent of David L. Feltner, Esq. (contained in Exhibit 5 hereto).

(24)     -    Power of Attorney (set forth on the signature page of the
              Registration Statement).

(25)     -    Statement of Eligibility of The Bank of New York, as trustee under the General Mortgage Indenture and Deed of Trust (previously filed as Exhibit 25 to the Registration Statement as originally filed).


ITEM 17.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; PROVIDED, HOWEVER, that (i) and (ii) do not apply if the information required to be included in a post-effective amendment is contained in periodic reports filed with or furnished to the

Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED, IN THE CITY OF AKRON AND STATE OF OHIO ON THE 22ND DAY OF JUNE, 1999.

                       OHIO EDISON COMPANY


                         By:             /s/ R. H. MARSH
                            -------------------------------------------
                                           R. H. Marsh
                             Vice President and Chief Financial Officer



         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


                 Name                              Title                           Date
                 ----                              -----                           ----


            /s/ H. P. BURG*           President, Chief Executive Officer      June 22, 1999
----------------------------------    and Director
             (H. P. Burg)             (Principal Executive Officer)



            /s/ R. H. MARSH           Vice President and Chief Financial      June 22, 1999
----------------------------------    Officer
             (R. H. Marsh)            (Principal Financial Officer)



         /s/ HARVEY L. WAGNER         Controller                              June 22, 1999
----------------------------------    (Principal Accounting Officer)
          (Harvey L. Wagner)


          /s/ W. R. HOLLAND*          Director                                June 22, 1999
----------------------------------
           (W. R. Holland)


       /s/ ANTHONY J. ALEXANDER       Executive Vice President, General       June 22, 1999
----------------------------------    Counsel and Director
        (Anthony J. Alexander)



 * By:  /s/ JOHN H. BYINGTON
 -----------------------------
       Attorney-in-fact

                                  EXHIBIT INDEX

Exhibit
Number
------

(1)      -    Form of Underwriting Agreement (to be filed by amendment).

(4)(a)   -    Draft of the form of the mortgage bonds. The form of the mortgage bonds is set forth in the form of Supplemental Indenture, Exhibit
              (4)(c) hereto, to which reference is hereby made.

(4)(b)   -    Form of General Mortgage Indenture and Deed of Trust dated as of
              January 1, 1998 between Ohio Edison Company and The Bank of New
              York, as Trustee (previously filed as Exhibit 4(g) in
              Pre-Effective Amendment No. 1 to this Registration Statement).

(4)(c)   -    Form of Supplemental Indenture for mortgage bonds.

(4)(d)   -    Indenture dated as of August 1, 1930 between Ohio Edison Company and The Bank of New York (as successor to Bankers Trust Company), as Trustee, as amended and supplemented by Supplemental Indentures dated as of August 1, 1930, March 3, 1931, November 1, 1935,
              January 1, 1937, September 1, 1937, June 13, 1939, August 1, 1974,
              July 1, 1976, December 1, 1976, and June 15, 1977 (which Indenture and Supplemental Indentures are hereby incorporated by reference to the following filings in which each has been respectively physically filed: Exhibits B-1, B-1(a) and B-1(b) in Registration
              No. 2-1725; Exhibit B-4 in Registration No. 2-2721; Exhibit B-5 in
              Registration No. 2-3402; Exhibit B-6 in Form 8-A, File No.
              1-2578-B; Exhibit 7(a)-7 in Registration No. 2-5462; Exhibit 2(b) in Form 8-A dated August 28, 1974, File No. 1-2578; Exhibit 2(b) in Form 8-A dated July 28, 1976, File No. 1-2578; Exhibit 2(b) in
              Form 8-A dated December 15, 1976, File No. 1-2578; and Exhibit
              2(b) in Form 8-A dated June 27, 1977, File No. 1-2578).

(4)(e)   -    Supplemental Indentures dated as of September 1, 1944, April 1,
              1945, September 1, 1948, May 1, 1950, January 1, 1954, May 1,
              1955, August 1, 1956, March 1, 1958, April 1, 1959, June 1, 1961,
              September 1, 1969, May 1, 1970, September 1, 1970, June 1, 1971,
              August 1, 1972, September 1, 1973, May 15, 1978, February 1, 1980,
              April 15, 1980, June 15, 1980, October 1, 1981, October 15, 1981,
              February 15, 1982, July 1, 1982, March 1, 1983, March 1, 1984,
              September 15, 1984, September 27, 1984, November 8, 1984, December
              1, 1984, December 5, 1984, January 30, 1985, February 25, 1985,
              July 1, 1985, October 1, 1985, January 15, 1986, May 20, 1986,
              June 3, 1986, October 1, 1986, July 15, 1989, August 25, 1989,
              February 15, 1991, May 1, 1991, May 15, 1991, September 15, 1991,
              April 1, 1992, June 15, 1992, September 15, 1992, April 1, 1993,
              June 15, 1993, September 15, 1993, November 15, 1993, April 1,
              1995, May 1, 1995, July 1, 1995, June 1, 1997, April 1, 1998 and
              June 1, 1998. (Physically filed and designated in Registration No.
              2-61146, as Exhibit 2(b)2, in Registration No. 2-66957, as
              Exhibits (b)(4) and (b)(5), in Registration No. 2-68023 as
              Exhibits (b)(4) and (b)(5), in Registration No. 2-74059 as Exhibit
              (4)d, in Registration No. 2-75917 as Exhibits (4)e and (4)f, in
              Registration No. 2-89360 as Exhibits (4)(d), (4)(e) and (4)(f), in
              Registration No. 2-92918 as Exhibit (4)(d), in Registration No.
              33-2576 as Exhibits 4(d) and 4(e), in Registration No. 33-8791 as
              Exhibits 4(d) and 4(e), in Registration No. 33-29827 as Exhibits
              (4)(d) and (4)(e), in Registration No. 33-34663 as Exhibits (4)(d) and (4)(e), in Registration No. 33-39713 as Exhibits (4)(d) and
              (4)(e), in Registration No. 33-45751 as Exhibits 4(d) and 4(e), in
              Registration No. 33-48931 as Exhibits (4)(d) and 4(e), in
              Registration No. 33-49413 as Exhibit (4)(d), in Registration No.
              33-51139 as Exhibit (4)(d), in 1994 Form 10-K (File No. 1-2578) as
              Exhibit (4)(2), in 1995 Form 10-K (File No. 1-2578) as Exhibit
              (4)(2), as Exhibit (4)(2), in 1998 Form 10-K (File No. 1-2578), as
              Exhibit (4)(2), in 1998 Form 10-K (File No. 1-2578 and as Exhibit
              (4)(2), in 1998 Form 10-K (File No. 1-2578)).

(4)(f)   -    Form of Supplemental Indenture for pledged bonds.

(5)      -    Opinion of David L. Feltner, Esq.

(12)     -    Computation of consolidated ratios of earnings to fixed charges.

(15)     -    Letter of Arthur Andersen LLP regarding unaudited interim
              financial information.

(23)(a)  -    Consent of Arthur Andersen LLP.

(23)(b)  -    Consent of David L. Feltner, Esq. (contained in Exhibit 5 hereto).

(24)     -    Power of Attorney (set forth on the signature page of the
              Registration Statement).

(25)     -    Statement of Eligibility of The Bank of New York, as trustee under the General Mortgage Indenture and Deed of Trust (previously filed as Exhibit 25 to the Registration Statement as originally filed).